                                  EXHIBIT 10.1


                              MANAGEMENT AGREEMENT

         THIS AGREEMENT is made this 5th day of May, 2003, by and among Scioto Downs, Inc., a corporation incorporated under the laws of the State of Ohio ("Owner") and MTR Gaming Group, Inc., a corporation incorporated under the laws of the State of Delaware ("Manager").

                                    RECITALS

         A. Owner is licensed by the Ohio Racing Commission, and conducts a harness horse racing business (the "Racing Business") and owns a harness horse racing facility in Franklin County, Ohio near the City of Columbus, consisting of, among other things, a racing oval, exercise tracks, grandstand/clubhouse buildings, pari-mutuel betting equipment, barns, grounds, food service facilities, and other facilities and improvements (the "Facility").

         B. Owner also conducts a business of simulcasting races from and to other tracks and OTB facilities at the Facility (The "Simulcast Business"), as authorized by Ohio law, and operates a food service business (the "Food Service Business") serving meals, snacks and beverages to its customers.

         C. Pursuant to a Merger Agreement entered into as of December 23, 2002, as amended (the "Merger Agreement"), the Manager has contracted to acquire all of the issued shares of the Owner (the "Acquisition").

         D. Contemporaneously with the execution of the Merger Agreement, the Manager advanced to the Owner the sum of One Million Dollars ($1,000,000.00) [the "Improvement Amount"] which was intended to provide the Owner with sufficient funds for the payment of accrued indebtedness, general operating expenses, and capital expenditures prior to the consummation of the Acquisition.

         E. Owner has continued to experience operating losses and negative cash flow and, as a result, requires additional funds prior to the consummation of the Acquisition for the payment of general operating expenses and capital expenditures.

         F. Manager has agreed to extend additional amounts to the Owner, in an aggregate principal amount not to exceed One Million Dollars ($1,000,000.00) [the "Loan"], pursuant to the terms and conditions set forth herein.

         G. In consideration for the Loan, and on account of Manager's extensive experience in the racing, simulcasting, gaming and food service businesses, Owner desires to retain the Manager, and the Manager desires to be retained by the Owner, pursuant to the terms and conditions set forth herein, to manage the Racing Business, Simulcast Business, Food Service Business, any future gaming business (the "Gaming Business"), and all other businesses presently conducted or which may be conducted in the future on or with respect to the Facility (collectively, the "Managed Businesses").

                                    AGREEMENT

         NOW THEREFORE in consideration of the covenants and agreements set forth in this Agreement, the parties agree that:

                                    ARTICLE I
                                   DEFINITIONS

         1.01 DEFINITIONS. All capitalized terms, unless defined to the contrary herein, shall have the meaning set forth in Schedule A attached hereto and made a part hereof.

         1.02 RECITALS. Manager and Owner each represents and warrants to the other that the Recitals to this Agreement, insofar as they relate to it, are true and correct.

         1.03 INTERPRETATION. In this Agreement, save and except as otherwise expressly provided:

                  (a) all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun;

                  (b) the division of this Agreement into Articles and Sections and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions;

                  (c) when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a business day, the period in question shall end on the next business day;

                  (d) all references to Article and section numbers refer to Articles and sections of this Agreement, and all references to Schedules refer to the Schedules attached hereto; and

                  (e) the words "herein," "hereof," "hereunder," "hereinafter" and "hereto" and words of similar import refer to this Agreement as a whole and not to any particular Article or section hereof.

                                   ARTICLE II
                     GENERAL REPRESENTATIONS, WARRANTIES AND
                            COVENANTS OF THE PARTIES

         2.01 GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF OWNER. Owner represents, warrants and covenants to Manager that:

                  (a) Owner has, and throughout the Term will maintain, good and marketable title to the Facility, free and clear of any liens, charges and encumbrances of any nature or kind, save and except for liens, charges and encumbrances which: (i) exist as of the date hereof, (ii) are incurred in the ordinary course of business, (iii) are contemplated by the Merger Agreement or
(iv) arise in connection with any matters which could not have a material adverse effect on the operation of the Managed Businesses by Manager and such other matters as may be approved by Manager in writing.

                  (b) Subject to the performance, satisfaction and compliance by Manager of and with all of its obligations under this Agreement and as and when required, Manager may peaceably and quietly possess, manage and operate the Managed Businesses during the Term, free from interruption or disturbance.

         2.02 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MANAGER. Manager represents, warrants and covenants to Owner that Manager has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

                                   ARTICLE III
                     MANAGER'S AND OWNER'S RESPONSIBILITIES

         3.01 MANAGER'S APPOINTMENT. Owner engages Manager as the exclusive manager of the Managed Businesses during the Term with, except as provided herein, exclusive responsibility and full control and discretion in connection with the furnishing, equipping, servicing, implementation, operation, management, supervision and direction of the Managed Businesses in accordance with the terms and conditions of this Agreement. Provided, however, that Manager may permit the Owner's current personnel or Owner to perform and carry out all or any part of Manager's responsibilities and duties set forth herein.

         3.02 MANAGER'S RESPONSIBILITIES. From and after the date hereof, Manager shall, throughout the Term, in a professional, efficient and expeditious manner, and in consultation with either Owner's current management or Board of Directors, as applicable, do all things and take all necessary action in connection with the implementation, servicing, operating, management, supervision and direction of the Managed Businesses in accordance with those standards of other harness horse racing tracks having the same or similar size, character and reputation. Without limiting the generality of the foregoing and the other provisions of this Agreement, Manager is authorized and directed, as agent of Owner, subject to and in accordance with the terms and conditions of this Agreement and the Budgets, as in effect from time to time, to:

         (a) hire, pay, supervise, relocate and discharge personnel of the Managed Business. All such personnel shall be employed by Owner and that all expenses relating to the employment of such personnel approved by Owner shall be borne by Owner (as an Operating Expense), and such personnel shall be employees of Owner. Owner shall have the right to conduct investigative procedures which are customary in the gaming industry in respect of all personnel of the Managed Businesses prior to the hiring thereof in a timely manner; provided that (a) in deciding whether or not to hire any such personnel, Manager shall give regard to the results of such investigative procedures and to the Owner's customary employment standards, and (b) all of the decisions relating to the employment of such personnel, including (without limitation) the transfer and dismissal of such personnel shall be made by Manager, it being understood by Manager that in deciding whether or not to dismiss any such personnel, Manager shall give regard to the Owner's customary employment standards. In selecting employees, the Manager shall consult with Owner, and shall, to the maximum extent possible consistent with good business practices, give precedence in hiring (1) to existing employees of Owner and (2) to persons residing within Franklin County, Ohio.

         (b) if requested, assist Owner in negotiations with any labor union or other bargaining unit lawfully entitled to represent personnel or any of them engaged in the operation of the Managed Businesses; provided that any agreement or other accord of the Managed Businesses with any such labor union or other bargaining unit shall be subject to the prior approval of Owner;

         (c) prepare, in consultation with Owner and taking into account Owner's comments and concerns, the Operating Plan and Budgets (as such terms are defined herein);

         (d) Advise Owner in installing video/security monitoring equipment.

         (e) with the approval of Owner, hire, engage or appoint the consultants and other advisors of the Managed Businesses, it being agreed by Owner that all such advisors shall be hired, engaged and appointed at the cost and expense of the Managed Businesses, as the case may be, and shall be advisors of Owner; and it being further understood that Manager shall have no say or involvement with respect to advisors or attorneys handling the Acquisition on behalf of Owner.

         (f) establish the cash management and banking arrangements for the Managed Businesses;

         (g) establish the policy of the Managed Businesses regarding association with any credit card and automatic teller machine ("ATM") systems;

         (h) establish, maintain, and supervise procedures for handling cash (currency and coins) generating by any future Gaming Business, including procedures: (1) related to the cash reserves required on-premises to pay customer wins to be funded by Owner, (2) removing cash from the any gaming stations, (3) for securing cash on-premises overnight or for longer periods, (4) for transporting cash and depositing cash into the Bank Accounts, and (5) relating to any other aspect of handling cash prior to its deposit into the Bank Accounts.

         (i) serve as Owner's exclusive construction liaison in the design and construction of additions and improvements to the Facility involving the Managed Businesses any of which must be approved by Owner.

         (j) cause all such other things to be done in and about the Managed Businesses as shall be necessary to comply with Applicable Laws respecting the operation and management of the Managed Businesses, the non-compliance with which would materially and adversely affect the Managed Businesses; provided, however, that either Owner or Manager shall, in consultation with the other, have the right to contest by legal proceedings the validity of any Applicable Law to the extent and in the manner provided or permitted by Applicable Law until final determination of any such proceeding. Notwithstanding the foregoing, nothing in this Section 3.02(j) shall require Manager to undertake any of Owner's required filings.

         3.03 LIMITATION ON POWERS OF MANAGER. Notwithstanding the provisions of section 3.02, Manager shall not take any of the following actions without the prior written approval of Owner:

         (a) commence any legal action or proceeding with respect to any contract, lease or concession agreement which Owner has the right under this Agreement to approve;

         (b) execute or otherwise enter into any contract, agreement or undertaking to borrow money on behalf of Owner;

         (c) make, execute or deliver on behalf of Owner any assignment for the benefit of creditors, or any guarantee, indemnity, bond or surety bond;

         (d) settle any legal action or proceeding concerning the Managed Businesses.

         (e) take any action that may materially and adversely affect any of the assets of Owner.

         3.04 OWNER'S RESPONSIBILITIES. Owner shall file all reports with respect to the Managed Businesses that are required to be filed by a racing or gaming licensee or which are otherwise required to be filed by the Owner. Owner shall keep all such filings current. Owner shall provide Manager with a copy of all such filings.

         3.05 DEALINGS WITH THIRD PERSONS. Owner agrees to enter into such contracts with third party providers for maintenance, cleaning, and other ancillary products and services related to the Managed Businesses as are contemplated by the Budgets which have been approved by Owner, it being acknowledged that the Manager does not have authority to execute contracts for the account of Owner. Owner hereby acknowledges and agrees that, in fulfillment of its obligations hereunder, Manager may, subject to the terms and conditions of this Agreement, communicate directly with any Person engaged to provide products and services to the Facility.

         3.06 OPERATING PLAN. The Manager shall, in consultations with Owner, present an initial written operating plan, setting forth in detail the Manager's recommendations as to the manner in which the Managed Businesses are to be conducted, including a description of the job titles and job functions of all employees of the Managed Businesses, procedures for security, procedures for collecting, securing, transporting and depositing revenues from the Managed

Businesses, marketing and advertising plans, and all other tasks necessary to conduct the Managed Businesses in an efficient a manner as possible. Within ten
(10) days after presenting the initial operating plan, the Manager shall meet with Owner's Representatives (as defined herein) and shall discuss the various comments and suggestions made by the Owner's Representatives, and to respond to their questions. Within ten (10) days thereafter, the Manager shall present a final written operating plan (the "Operating Plan"), which takes into account the comments and concerns expressed by the Owner's representatives as agreed to by the Manager. Upon the Operating Plan being approved by both Manager and Owner, the parties shall take all steps necessary to implement such Operating Plan pursuant to the terms and conditions of this Agreement.

         3.07 MANAGER'S TIME COMMITMENT. In fulfilling its duties under this Agreement, Manager shall devote such time and effort as Manager, in its reasonable discretion, deems necessary in order to perform its duties under this Agreement. Manager shall not be required to spend more than three (3) business days at the Facility every other week (i.e., an average of 1.5 business days per week). If the Manager is repeatedly required to spend more than such time in order to fulfill its duties, the parties shall negotiate to increase the Manager Fees. If the parties are unable to reach an agreement on an increase in the Manager Fees, the dispute shall be resolved in accordance with Section 11.07.

         3.07     BUDGET.

                  A. Every calendar year, the Manager and Owner shall jointly prepare a proposed annual operating budget for the Managed Businesses (the "Budget"). The Budget shall set forth detailed information on all projected revenues and all Operating Expenses to be incurred by the Managed Businesses. The Budget shall include a description of the number and classification of all employees of such businesses, salaries or other compensation for such employees, costs of legally mandated insurances and fringe benefits attributable thereto (e.g., FICA, FUTA, disability, workers compensation) and the costs of any fringe benefits being provided by the employer on a voluntary basis or per collective bargaining agreement. All employees of the Managed Businesses, except the senior executive supervisory personnel employed by the Manager, shall be employees of Owner.

         3.08 PAYMENT OF OPERATING EXPENSES. On a regular periodic basis (at least monthly), Manager shall remit payment on account of Operating Expenses of the Managed Businesses to vendors, and/or others providing goods or services to the Managed Businesses. All vendor payments shall be made on a timely basis so as to avoid the accrual of interest, late charges or other surcharges.

         3.09 CLEANING AND MAINTENANCE. "Food Service Areas" means any and all places, areas, booths, stands, carts, counters, kitchens, food preparation areas, dining rooms, or other facilities, designated by Owner or Manager as places where Food Service products may be prepared and/or sold. Manager shall clean and keep Food Service Areas as well as public areas within ten (10) feet of the Food Service Areas free of debris during all times that the Facility is in operation. The Manager shall keep neat and clean and in a sanitary condition all food processing, production and storage areas used during the term of this Agreement. Manager shall be responsible for cleaning all Food Service Areas at least daily (and more frequently if required to maintain a first class food service operation), and shall deposit all rubbish in Owner designated dumpsters. All laws, ordinances and regulations of governmental bodies which apply to the operation of the Food Service Business shall be complied with by the Manager.

         3.10 RUBBISH REMOVAL. Manager shall be responsible to place all garbage and other refuse from the Food Service Business in dumpsters, and shall arrange for the removal and transportation of garbage and other refuse with a responsible waste hauler. Manager shall comply with all federal, state and local laws relating to recycling of any portion of the refuse stream.

         3.11 EQUIPMENT. Owner hereby grants to Manager the right to use all of the furniture, fixtures and equipment currently located at the Food Service Areas within the Facility. Purchase of any capital equipment, whether required for expansion or replacement, shall be handled by the Manager within the constraints of the annual Food Service Business budget, unless otherwise approved in advance by Owner. To the extent possible, the Manager shall utilize the existing kitchen, food preparation and beverage areas now in existence.

         3.12 INSURANCE. Manager shall arrange for and obtain insurance coverage in the amount set forth in the Operating Plan and Budget. All of such insurance shall list both the Manager and Owner as named insureds. Upon request of Owner, Manager shall provide Owner with written evidence that such insurance coverage has been obtained and is in full force and effect. Premiums for such insurance shall be an Operating Expense.

         3.13 TIP REPORTING. Manager shall keep track of and provide Owner with written information concerning tips received by employees of the Food Service Business, such information to be provided in a format that will allow Owner to comply with its governmental reporting requirements as to such tip income. Owner shall file all required reports to the federal and Ohio State government concerning such tips, on such forms as may be required from time to time.

                                   ARTICLE IV
                 OPERATIONS WITH BUDGETS; EMERGENCY EXPENDITURES

                           4.01     OPERATIONS WITHIN BUDGETS. Manager shall
operate the Managed Businesses within the constraints imposed by the Operating Plan and Budget. Any variations from the budgeted costs, which exceed the budgeted amount by more than Five Thousand Dollars ($5,000.00) must be approved by the Owner. If the parties fail to agree on such a variance, the Manager may nevertheless incur obligations to expend such funds, but the parties shall refer the dispute to binding arbitration conducted pursuant to Section 11.07 hereof. If the arbitrator determines that all or part of the additional costs were appropriately incurred, then such costs (or part) shall be determined to be Operating Expenses. If the arbitrator determines that all or any part of the additional costs were not appropriately incurred, then such costs (or part) shall be borne by the Manager, and shall be deducted from the Manager Fees.

Notwithstanding anything in this Section 4.01 to the contrary, the following charges may be incurred without requiring Owner's consent to amendment of the budget: (i) charges imposed by the Ohio Racing Commission (if any), or (ii) labor costs above the amount budgeted, to the extent necessitated by changes in law relating to minimum wages or otherwise imposing increased costs for mandatory fringe benefits. Notwithstanding anything to the contrary set forth above, Manager shall use reasonable efforts to provide Owner with an Operating Plan and Budget within two (2) weeks of execution of this Agreement.

         4.02 EMERGENCY EXPENDITURES. Notwithstanding Section 4.01, whenever, by reason of circumstances beyond the control of Manager, emergency or special circumstances warrant expenditures which are in the opinion of Manager required to be made for the lawful or safe operation and management of the Managed Businesses, Manager shall be entitled to make such expenditures. Manager shall use its reasonable efforts to give Owner advance notice of any expenditures required to be made by Manager and to obtain the approval of Owner prior to making any such expenditures. Whenever the giving of such advance notice or the obtaining of such approval is, however, impracticable, in Manager's opinion, by virtue of the nature of the emergency or special circumstances giving rise to any expenditures required to be made by Manager pursuant this section 4.02, Manager shall be entitled to make such expenditures without having to give such advance notice or having to obtain such approval; provided, however, that Manager shall give Owner notice as soon as practicable after such expenditures are made of the nature of the emergency or special circumstances giving rise to such expenditures, the action taken by Manager to deal with the emergency or special circumstances giving rise to such expenditures and the amount of such expenditures.

                                    ARTICLE V
                    FUNDING, BANKING, ETC. - $1 MILLION LOAN

         5.1 The Bank Accounts. All revenues from the Managed Businesses shall be deposited in one or more bank accounts established by the Manager for the benefit of the Owner (the "Bank Accounts"). Provide, however, that Manager reserves to itself the right, in lieu of opening new Bank Accounts, to deposit the proceeds of the Loan into the operating account of Owner so long as Manager is added as a signatory to such account(s).

         5.2      $1 Million Loan Facility.

                  A. The Manager agrees to lend to Owner, upon the terms and conditions set forth in this Agreement, and in a Promissory Note, Loan Agreement and Mortgage of even date herewith, such amounts as may be advanced from time to time in a maximum principal amount not to exceed One Million Dollar ($1,000,000.00) [the "Loan"]. Within three (3) business days after satisfaction of the conditions to funding), the Manager shall deposit the amount advanced into the Bank Accounts and such amounts shall thereafter be disbursed by the Manager pursuant to Section 7.03 hereof. A true and correct schedule of amounts currently due and owing by Owner for operating expenses which shall be paid with the Loan proceeds is attached hereto as Schedule 5.2 and made a part hereof.

                  B. Owner warrants and represents that the making of the Loan does not violate any provision of any promissory note, mortgage, security agreement, trust indenture, other loan document between Owner as borrower and any other lender (other than National City Bank from whom the parties will obtain a Non-Disturbance Agreement), or (to the best of Owner's knowledge) any other agreement to which Owner is a party.

                  C. The conditions set forth in Section 5 of the Loan Agreement must be fulfilled or waived before the Manager is obligated to advance any funds under the Loan.

         5.3      Repayment Terms; Collateral For Repayment of Loan

A. The One Million Dollars ($1,000,000.00) in funds (or so much thereof as may be actually advanced) shall constitute a loan made by the Manager to Owner, shall be evidenced by the Promissory Note, and shall be secured by the Mortgage. At all times that any balance of the Loan is outstanding, amounts advance and remaining outstanding shall accrue interest at the Interest Rate (as herein defined). Unless earlier accelerated, the entire balance of principal and all interest shall become due and payable on December 31, 2003 (the "Maturity Date"). For purposes of this Agreement, the term "Interest Rate" shall mean the rate equal to the rate of interest that would by paid by the Payee pursuant to the Third Amended and Restated Credit Agreement dated March 28, 2003 by and between Payee and its subsidiaries as the Borrowers, Wells Fargo Bank, National Association as the Agent Bank, Swingline Lender and L/C Issuer, and the Lenders referenced therein (the "Wells Fargo Credit Agreement").

                  B. The obligation of Owner to repay the Loan shall be secured by a second mortgage (subordinate to the National City Bank Loan), dated as of the date hereof, on the approximately 173 acres of real property comprising the Facility (the "Mortgage").

                                   ARTICLE VI
                                      TERM

         6.01 BASIC TERM. The Manager is appointed for a term commencing on the later of (a) the date hereof and (b) the date on which this Agreement is approved by the Ohio Racing Commission (if required) [the "Commencment Date"], and continuing until Five (5) years from the Commencement Date, subject to earlier termination as provided below or as provided in Article XI (the "Term").

         6.02     TERMINATION IN CERTAIN OTHER EVENTS.

                  A. To the best of Owner's knowledge, this Agreement is enforceable against Owner, subject to the provisions of the Bankruptcy Act as amended from time to time (to the extent applicable) and to general principles of equity. To the best of Owner's knowledge, Owner is not required to obtain any governmental permits, licenses or other authorization other than from the Ohio Racing Commission ("Authorization") in order to enter into this Agreement with the Manager. If, however, it is subsequently determined by (1) final court order not subject to appeal, (2) non-final court order which has not been stayed pending appeal, or (3) order or other directive of the Ohio Racing Commission, that any such governmental Authorization is required, and if the same cannot be obtained within any time constraints imposed by the governmental agency having jurisdiction to issue such Authorization, then Owner may terminate the Manager's continuing services under this Agreement by written notice to the Manager, which notice shall state the effective date of such termination. In such case, the Manager shall be paid all fees due with respect to services rendered up to the effective date of termination. Nothing contained in the foregoing sentence shall be construed as abrogating or limiting any collateral rights held by the Manager.

                  B. To the best of Owner's knowledge, no Authorization other than from the Ohio Racing Commission is required with respect to the Manager Fees. If, however, it is subsequently determined by (1) final court order not subject to appeal, (2) non-final court order which has not been stayed pending appeal, or (3) order or other directive of the Ohio Racing Commission, that the Manager Fees set forth herein are in violation of any applicable law or regulation, or that any such governmental Authorization is required in order for such Manager Fees to be paid to the Manager, then the following provisions shall apply:

         (1) If the Manager Fees are not legally permitted, then either party may terminate the further performance of management services by the Manager under this Agreement by written notice to the other party, such notice to state the effective date of termination. In such event, the Manager shall be paid reasonable compensation (which shall not be computed with reference to revenues or EBITDA) for all services rendered. Nothing contained in the foregoing sentence shall be construed as abrogating or limiting any collateral rights held by the Manager. Any dispute as to the amount of the Manager's compensation shall be determined by arbitration pursuant to the provisions of
Section 11.07. In the event of any conflict between the provisions of this subsection 6.03(B) and any other provision of this Agreement, the terms of this subsection 6.03(B) shall control.

         (2) If fee arrangements based on revenues and EBITDA are generally permissible, but a governmental Authorization is required, both parties agree to use all diligent efforts to obtain such Authorization, and to supply any information that may be required in connection therewith. If the Authorization ultimately is denied, then either party may terminate the further performance of management services by the Manager under this Agreement in accordance with the procedures set forth in clause (1) of this Section 6.03(B), and the provisions of such clause relating to interim compensation shall also apply. If neither party elects to terminate, the parties shall negotiate for a fixed or non-percentage fee arrangement, and if they reach agreement as to such new fee arrangement, the remaining provisions of this Agreement shall continue in effect. If the parties fail to reach agreement as to a fixed or non-percentage fee within thirty (30) days after the Authorization is denied, then either party may terminate the further performance of services by Manager under this Agreement as provided in clause (1) of this Section 6.03(B).

         (3) If at any time during the process of applying for such Authorization, Owner is ordered to discontinue the arrangement with respect to Manager Fees, Owner shall be authorized to do so, and the Manager shall have the right to either (i) terminate further performance of services under this Agreements in accordance with the procedures of clause (1) above, and the provisions thereof concerning interim compensation shall apply, or (ii) give written notice to Owner that Manager elects to continue to perform services on a fixed fee or other non-percentage arrangement mutually agreeable to the parties. If the parties are not able to agree on the Manager's fees within thirty (30) days of receipt of the Manager's written election, then either party may terminate further performance of management services by the Manager hereunder, using the procedures of clause (1) above, and the interim compensation provisions of such clause shall apply.

         (C) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate upon completion of the merger between Manager and Owner as provided for under the Merger Agreement.

         (D) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated: (i) by Owner in the event Manager is in breach of the Merger Agreement beyond any applicable cure and grace period; or (ii) by Owner in the event Manager terminates the Merger Agreement due to any factor(s) other than the breach by Owner of its obligations under the Merger Agreement.

                                   ARTICLE VII
                    REMUNERATION AND REIMBURSEMENT OF MANAGER

         7.01     (a)      During the Term, the Owner shall pay to the Manager
compensation for the management services consisting of (a) three percent (3%) of the all revenues derived from the Managed Businesses (the "Gross Revenue Fee"), and (b) eight percent (8%) of the EBITDA derived from the Managed Businesses (the "EBITDA Fee" and, together with the Gross Revenue Fee, the " Manager Fees"). Provided there is no default by Owner hereunder, the Manager Fees shall accrue and not be payable until the date which is twelve (12) months from the date of this Agreement.

                  (b)      Manager shall compute and disburse pursuant to
Section 7.03 (i) the Gross Revenue Fee within thirty (30) days of the end of each full or partial calendar month and (ii) the EBITDA Fee within thirty (30) days of the end of each full or partial calendar quarter. Except to the extent delay in the computation or disbursement of Manager Fees is due to the fault of Manager, delinquent Manager Fees shall bear interest at the Interest Rate.

         7.02 REIMBURSEMENT OF COSTS AND EXPENSES. Owner shall, within twenty (20) days following the receipt of a reimbursement request from Manager, promptly reimburse Manager for all costs and expenses reasonably incurred by Manager in the performance of the services in accordance with this Agreement. Manager shall provide Owner with commercially reasonable documentation supporting its request for reimbursement. Reimbursable costs and expenses include the cost of travel to and from the Facility. Manager shall have the authority, pursuant to Section 7.03, to reimburse itself for costs and expenses out of the Bank Accounts.

         7.03 PAYMENT OF AVAILABLE CASH. Subject to Section 7.01, the following payments shall be made by Manager on behalf of Owner from the Bank Accounts in the following order of priority:

                  (a) to the payment of the Manager Fees and the reimbursement to Manager of costs, expenses and any amounts advanced by Manager under this Agreement, and, to the extent provided for by this Agreement, to the payment of interest using the Interest Rate computed from the date such advances were made and the date delinquent costs, expenses, and Management Fees were due;

                  (b) to the payment of an amount necessary to fully amortize the accrued and unpaid Manager Fees over a period of eighteen (18) months)

                  (c)      to the payment of other Operating Expenses;

                  (d) to fund adequate working capital and reserves for the Managed Businesses;

                  (e)      to repay the Loan;

                  (f) to pay for agreed upon capital refurbishments in accordance with the Operating Plan and Budget; and

                  (g)      the balance to Owner.

         The payments enumerated in this Section 7.03 shall be made by Manager (by way of cash, direct debit to Bank Accounts, check, bank draft, wire transfer or other means of payment selected by Manager) on behalf of Owner from time to time as required for the operation of the Managed Businesses or as otherwise set forth in this Agreement.

                                  ARTICLE VIII

         8.01 MAINTENANCE OF RECORDS. Manager shall maintain all accounting records and documents regarding the Managed Businesses throughout the term of the Agreement in accordance with generally accepted accounting principles, consistently applied, except to the extent specifically otherwise provided by this Agreement. Manager agrees to provide Owner with copies of any financial and accounting records, upon request, at a reasonable photocopy cost to Owner. Manager will maintain the original entry copies of all such records, together with any work papers and other documentation relating thereto, and make them available for review, inspection, transcription and audit by Owner, upon request. Owner agrees to comply with any reasonable precautions and procedures promulgated by Manager so that Owner's right of access and inspection shall not unreasonably interfere with Manager's ability to conduct accounting operations.

         8.02 AUDIT. The Owner may call for an audit of Manager's records relating to the payment of the Manager Fees at any time or times, and such audit shall be conducted by an independent certified public accounting firm selected by the Owner. The costs of such audit shall be borne by the Owner, unless the audit discloses any discrepancy which has resulted in an overpayment of the Manager Fees in any Accounting Year by Fifty Thousand Dollars ($50,000.00) or more, in which case the costs of the audit shall be borne by Manager. Any overpayment of the Manager Fees (whether or not in excess of the above-stated threshold) shall be promptly paid to the Owner by Manager, together with interest at the Interest Rate calculated from the date of receipt of the audit report to the date payment is made. Notwithstanding the foregoing, if an adjustment in the Manager Fees results solely from a technical adjustment to the accounts by virtue of the auditor's decision that any election between permissible alternative treatments of any item of account made by Manager should be reversed, and if Manager disagrees with the auditor's report, then the issue shall be determined under section 11.07 hereof. If it is determined that the auditor is correct, then the additional fee due to the Owner shall be promptly paid but Manager shall not be responsible for the costs of the audit.

                                   ARTICLE IX
                        RELATIONSHIP OF MANAGER AND OWNER

         9.01 MANAGER TO ACT AS AGENT FOR OWNER. In the performance of its duties as the manager of the Managed Businesses, Manager shall act solely as the agent of Owner. Nothing in this Agreement shall constitute or be construed to be or create a partnership, joint venture or joint employer relationship between Owner and Manager, and the relationship of Manager to Owner shall be that of an independent contractor acting on Owner's behalf. Except with respect to its obligation to extend the Loan in accordance with the terms and conditions with respect thereto, Manager shall not be required to expend any of its own funds or otherwise incur any debts or liabilities to any Person in the performance of its duties as the manager of the Managed Businesses. All debts and liabilities to third Persons required or permitted to be incurred by Manager under this Agreement in the course of its furnishing, equipping, servicing, marketing, operation and management of the Managed Businesses shall be the debts and liabilities of Owner only and Manager shall not be liable for any such obligations by reason of its furnishing, equipping, servicing, marketing, operation and management of the Managed Businesses for Owner. Manager may so inform third Persons with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this section 9.01.

         9.02. DELEGATION OF AUTHORITY BY MANAGER. Manager may engage one or more Persons to assist Manager to perform services in connection with the furnishing, equipping, servicing, marketing, operation and management of the Managed Businesses and each Person engaged by Manager to perform such services, including (without limitation) any of its Affiliates, any agent or employee of Manager or any of its Affiliates or any agent or employee of Owner hired by Manager or any of its Affiliates, shall be acting solely as agent of Owner and not of Manager for such purposes. Notwithstanding that Manager may engage one or more Persons to perform the services contemplated by this section 9.02, Manager shall not be released from its responsibilities under this Agreement or any liabilities which may result therefrom nor shall such responsibilities or liabilities be diminished.

         9.03 REPRESENTATIVES OF PARTIES. Owner shall designate one or more representatives (the "Owner Representatives") and the Manager shall designate one or more representatives (the "Manager Representatives", and together with the Owner Representatives, the "Representatives") who shall act as primary contact persons and who shall administer the parties' respective obligations under this Agreement. The Representatives shall meet regularly throughout the term of this Agreement (at least monthly) and at such other times as may be requested by any Representative. If the Owner Representatives and Manager Representatives cannot reach an agreement, the dispute shall be resolved in accordance with Section 11.07 hereof.

                                    ARTICLE X
                            ASSIGNMENT AND MORTGAGES

         10.01 OWNER'S RIGHT TO ASSIGN. Subject to the terms and conditions of the Merger Agreement, Owner shall have the right at any time to sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Qualified Person on the condition that such Person first enter into an agreement with Manager, in form and substance satisfactory to Manager, agreeing:

         (a) that this Agreement continue in full force in effect after such sale, assignment, transfer or other disposition if it has not been sooner terminated; and

         (b) to assume all of the contractual obligations of Owner contained in the this Agreement.

         10.02 MANAGER'S RIGHT TO ASSIGN. Manager shall have the right at any time to sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Qualified Person, on the condition that:

                  (a) the Person to whom the Interest of Manager is to be sold, assigned, transferred or otherwise disposed of has been approved by Owner and shall first enter into an agreement with Owner, in form and substance satisfactory to Owner, agreeing to assume all of the contractual obligations of Manager contained in this Agreement; and

                  (b) in the case of a sale, assignment, transfer or other disposition to an Affiliate of Manager, no consent shall be required provided Manager agrees to be jointly and severally liable with such Affiliate to perform all of the contractual obligations of Manager contained in this Agreement notwithstanding such sale, assignment, transfer or other disposition.

         Upon a sale, assignment, transfer or other disposition to a Person other than an Affiliate, Manager shall be released from all of its obligations under this Agreement.

         10.03 MANAGER'S RIGHT TO MORTGAGE. Manager shall have the right at any time to mortgage, hypothecate or otherwise encumber all or any part of its right to any payments to which it is entitled hereunder to a financial institution as security for its obligations to such financial institution.

                                   ARTICLE XI
                        EVENTS OF DEFAULT AND TERMINATION

         11.01 TERMINATION BY OWNER FOR CAUSE. Owner may terminate the Manager's employment under this Agreement in any of the following events:

                  A. If the Manager fails, in a material manner, to perform or observe any provision of this Agreement to be performed or observed by the Manager, and further fails to cure such default within fifteen (15) days after the giving of written notice of default by or on behalf of Owner, which notice shall state the nature of the default in reasonable detail. Notwithstanding the foregoing, if the default is of such a nature that it cannot reasonable be cured within such fifteen (15) days, then the default shall be deemed to have been timely cured if the Manager commences a cure within such fifteen (15) days, and thereafter diligently prosecutes such cure and completely cures such default within a reasonable period of time.

                  B. If the Manager repeatedly and persistently fails, in a material manner, to perform or observe the provisions of this Agreement to be performed or observed by the Manager, or persistently fails to follow the Operating Plan agreed upon between the parties.

                  C. If Manager files a voluntary petition in bankruptcy, or if there is filed against Manager any involuntary bankruptcy petition or other insolvency proceeding initiated by Manager's creditors, which involuntary filing is not dismissed within sixty (60) days after it is filed.

                  D. If any supervisory employee of Manager commits any fraud, malfeasance, gross negligence, material misrepresentation, unless within five (5) days after written notice from Owner, Manager terminates the employment of such supervisory employee at the Facility.

         11.02    TERMINATION BY MANAGER FOR CAUSE.

                  A. The Manager may terminate its obligations of further performance under this Agreement if Owner fails, in a material manner, to perform or observe any material provision of this Agreement to be performed or observed by Owner, and further fails to cure such default within fifteen (15) days after the giving of written notice of default by or on behalf of the Manager, which notice shall state the nature of the default in reasonable detail. Notwithstanding the foregoing, if the default is of such a nature that it cannot reasonable be cured within such fifteen (15) days, then the default shall be deemed to have been timely cured if Owner commences a cure within such fifteen (15) days, and thereafter diligently prosecutes such cure and completely cures such default within a reasonable period of time. If Owner fails to timely cure as provided above, then the Manager may terminate its obligation to provided further services hereunder, effective as of a date specified by the Manager which is not less than sixty (60) days from the expiration of Owner's fifteen (15) day cure period.

                  B. If any governmental agency having jurisdiction over the Manager's racing operations or gaming operations in another state (1) orders Manager to discontinue its employment at the Facility, or (2) advises Manager that its authority to conduct gaming operations in such other state will be suspended or revoked unless Manager's affiliation with the Owner is not terminated. If Manager is so advised under clause (2), Manager shall promptly give written notice of such event to the Owner, and the Owner shall be entitled to contest such action to the extent permitted by law. Notwithstanding the Owner's contesting such action, Manager shall be entitled to terminate the further performance of its services under this Agreement, as of the latest date that Manager can do so without suffering suspension or loss of its license, unless the Owner obtains a court order restraining the government agency from suspending or revoking Manager's license.

         11.03 RIGHTS OF NON-DEFAULTING PARTY. Upon the occurrence of any event of default pursuant to section 11.01 or 11.02, and the applicable grace periods having expired, either Owner (in the event of default under Section 11.01) or Manager (in the event of default pursuant to Section 11.02) may, without prejudice to any other recourse at law or in equity which it may have, give to the other party notice of its intention to terminate this Agreement after the expiration of a period of thirty (30) days from the date of such notice and, upon the expiration of such period, the term of this Agreement shall expire unless such default has been cured within such thirty (30) day period.

         11.04 REMEDYING DEFAULTS. Notwithstanding anything to the contrary contained in this Agreement, either Owner or Manager shall be entitled to remedy any default of the other under this Agreement with reasonable notice to the other or without notice in the event of any emergency or apprehended emergency, without prejudice to any rights under this Agreement and the party so remedying such default shall be repaid upon demand by the other for the cost of remedying such default, together with interest on such cost from the date of incurring such cost at the Interest Rate.

         11.05 ACCOUNTING ON TERMINATION. If this Agreement is terminated, Manager shall be entitled (in addition to any rights or remedies available to it at law or in equity) to all sums, charges and fees which it is entitled to receive under this Agreement payable up to and including the date of termination, together with costs and expenses, if any, reimbursable to it pursuant to Section 8.02 or for which it may be responsible arising out of anything done within the scope of its responsibilities under this Agreement to the date of termination. The amount of all of such sums, charges, fees and costs and expenses shall be ascertained for the period ending on the date of such termination and shall be paid to Manager on the later of the date on which such sums, charges, fees and costs and expenses are ascertained and the date which is twenty (20) days after the date of such termination.

         11.06 CLAIMS ON TERMINATION. Notwithstanding anything contained in this Agreement, the termination of this Agreement shall not prejudice any cause of action, claim or right of Owner or Manager against the other on account of any default by the other of its obligations under this Agreement or arising as a result of the termination of this Agreement, and any term, covenant, condition or provision of this Agreement referable thereto shall not merge, but shall survive, the termination of this Agreement; provided that such legal proceedings shall not involve issues which have previously been submitted to and settled by arbitration in accordance with this Agreement unless such legal proceedings involve the enforcement of an arbitration decision or award made in respect of such issues.

         11.07      ARBITRATION

         (A)      Resolution of Accounting Disputes.

                    1. All disputes relating to the calculation of the Manager Fees (including without limitation, disputes concerning the computation of Operating Expenses for the Managed Businesses), and all other disputes concerning accounting issues, shall initially be submitted to non-binding mediation to be conducted before a single mediator who is an independent certified public accountant mutually agreeable to the parties. If the parties are not able to agree on the selection of the mediator, one shall be appointed by mutual agreement of the attorneys for the parties.

                    2. All disputes concerning accounting issues which are not resolved by mediation pursuant to subsection 11.07(A)(1) shall be submitted to binding arbitration to be conducted in accordance with the then-prevailing rules of the American Arbitration Association applicable to Ohio disputes.

         (B)      Resolution of Non-Accounting Disputes.

                    1. Except as provided in Section 11.07(B)(2) below, the parties hereby agree that all controversies, claims and disputes or difference arising out of or in connection with to the transactions contemplated by this Agreement, other than those relating to accounting issues to which section 8.1 would apply (collectively, the "Controversies"), shall, to the maximum extent allowed by law, be resolved by binding arbitration before the American Arbitration Association according to the rules and practices of such association from time-to-time in force. Controversies include (without limitation): (A) all questions relating to the breach of any obligation, warranty, promise, right or condition hereunder; and (B) any question as to whether the right to arbitrate exists. The arbitration shall be conducted within Franklin County, Ohio unless the parties agree otherwise in writing. The parties agree to request the Arbitrator to prepare a written decision, setting forth the Arbitrator's reasons for making the award, but the foregoing shall not be construed as expanding the grounds upon which any court may review or refuse to confirm the Arbitrator's award.

                    2. Notwithstanding the provisions of Section 11.07(B)(1), Owner reserves the right to apply to a court of competent jurisdiction for injunctive or other equitable relief if the Manager fails or refuses to vacate Owner's premises after termination of this Agreement by Owner, either with or without cause. Such right shall be in addition to, and not in lieu of, Owner's right to seek monetary damages for any failure of the Manager to vacate the premises or other breach of this Agreement.

         (C) Period of Limitations. Any mediation and any arbitration shall be brought within three (3) years after the date that the dispute arose. In the case of accounting issues, the dispute shall be deemed to arise at such time as the party bringing the claim first had access to written reports or accountant work papers that contain sufficient detail that a reasonably diligent business person would be able to discern that an issue exists as to the treatment of any item of revenue or expense.

                                   ARTICLE XII
                               MANAGER'S LIABILITY

         12.01 STANDARD OF CARE. Manager shall not, in the performance of its obligations under this Agreement, be liable to Owner or to any other Person for any act or omission (whether negligent, tortuous or otherwise) of Manager or any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives, except only to the extent such liabilities, obligations, claims, costs and expenses arise out of or are caused by the willful misconduct, gross negligence or bad faith of Manager or any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives.

                                  ARTICLE XIII
                                 ACKNOWLEDGMENTS

         13.01    OWNER'S ACKNOWLEDGMENTS

         Owner acknowledge that:

                  (a) in entering into this Agreement, Owner has not relied on any statement, study, representation or warranty of Manager, any of its Affiliates or any Person actually or apparently engaged by them or on their behalf, express or implied, relating to the Managed Businesses, including (without limitation) any statement, study, representation or warranty relating to the compliance of the Managed Businesses with Applicable Law or any projection or pro forma statements of earnings or profit or loss or statements as to future success of the Managed Businesses which may have been prepared by or on behalf of Manager, any of its Affiliates or any Person actually or apparently engaged by them or on their behalf, and Owner understands that no guarantee is made or implied by Manager; and

                  (b) Manager would suffer substantial damages, would be irreparably harmed and would not have an adequate remedy at law in the event that this Agreement is wrongfully terminated by Owner. Accordingly, Owner agrees that Manager shall be entitled to seek injunctive relief to prevent a wrongful termination of this Agreement by Owner in addition to any other remedy which Manager may be entitled to at law or in equity or under this Agreement. Owner further agrees to indemnify and hold Manager and its Affiliates and any of their respective officers, directors, employees or agents harmless from and against any loss of any kind or nature arising out of a wrongful termination of this Agreement by Owner.

         13.02 MANAGER'S ACKNOWLEDGMENTS. Owner would suffer substantial damages, would be irreparably harmed and would not have an adequate remedy at law in the event that this Agreement is wrongfully terminated by Manager. Accordingly, Manager agrees that Owner shall be entitled to seek injunctive relief to prevent a wrongful termination of this Agreement by Manager in addition to any other remedy which Owner may be entitled to at law or in equity under this Agreement. Manager further agrees to indemnify and hold Owner and any of their respective officers, directors, employees or agents harmless from and against any loss of any kind or nature arising out of a wrongful termination of this Agreement by Manager.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

         14.01 ENTIRE AGREEMENT. This Agreement, together with all schedules attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter contemplated herein and therein and supersedes all oral statements and prior writings with respect to the subject matter contemplated herein and therein. Any other agreements regarding the subject matter contemplated herein or therein, whether written or oral, are terminated.

         14.02 MODIFICATION AND CHANGES. This Agreement cannot be changed or modified except by another agreement in writing signed by all the parties or by their respective duly authorized agents.

         14.03 PARTIAL INVALIDITY. In the event that any one or more of the phrases, sentences, clauses, Articles or Sections contained in this Agreement shall be declared invalid or unenforceable by order, decree or judgment of any court having jurisdiction, or shall be or become invalid or unenforceable by virtue of any Applicable Law, the remainder of this Agreement shall be construed as if such phrases, sentences, clauses, Articles or Sections had not been inserted except when such construction (a) would operate as an undue hardship on either party or (b) would constitute a substantial deviation from the general intent and purposes of the parties as reflected in this Agreement. In the event of either (a) or (b) above, the parties shall use their best efforts to negotiate a mutually satisfactory amendment to this Agreement to circumvent such adverse construction. If no such amendment has been agreed upon within sixty
(60) days after the initial request by any party to negotiate such amendment, such dispute shall, if requested by Owner or Manager, be resolved by arbitration in accordance with the provisions of Section 11.07.

         14.04 COUNTERPARTS. This Agreement may be executed simultaneously in two counterparts, each of which counterparts shall be deemed an original. In proving this Agreement it shall not be necessary to produce or account for more than one of the counterparts.

         14.05 WAIVERS. No failure by a party to insist upon the strict performances of any provision of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such provision. No provision of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every provision of this Agreement shall continue in full force and effect with respect to any other breach then existing or subsequent breach thereof.

         14.06 ENUREMENT. This Agreement shall endure to the benefit of and be binding upon each of the parties and their respective successors and permitted assigns. There are no intended third party beneficiaries.

         14.07 APPLICABLE LAW. This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of Ohio and the federal laws of the United States of America applicable therein.

         14.08    JURISDICTION.  The parties irrevocably:

                  (a) submit and consent to the non-exclusive jurisdiction of the courts of the State of Ohio located in Columbus, Ohio as regards any suit, action or other legal proceedings arising out of this Agreement;

                  (b) waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceedings, any claim that they are not personally subject to the jurisdiction of the courts of the State of Ohio located in Columbus, Ohio, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and

                  (c) agree not to seek, and hereby waive any review by any court which may be called upon to enforce the judgment of the courts referred to in Section 14.08(a), of the merits of any such suit, action or proceeding in the event of failure of any party to defend or appear in any such suit, action or proceeding.

         14.09 NOTICES. Except as may otherwise be provided in this Agreement, all notices, demands, statements, requests, consents, approvals and other communications (collectively, "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing, duly executed by an authorized officer or agent of the party so giving such Notice, and either personally delivered to any duly authorized representative of the party receiving such Notice or sent by facsimile transmission, registered or certified mail, or by courier service, return receipt requested, addressed:

         If to Owner:                       Scioto Downs, Inc.
                                            6000 South High Street
                                            Columbus, OH 43207
                                            Attn: Edward T. Ryan
                                            Phone: (614) 491-2515
                                            Fax: (614) 491-2866

         With a copy to:                    Chester Willcox & Saxbe LLP

                                            65 East State Street
                                            Suite 1000
                                            Columbus, OH 43215-4213
                                            Attn: Roderick H. Willcox
                                            Phone: (614) 221-4000
                                            Fax: (614) 221-4012

         If to Manager, to:                 MTR Gaming Group, Inc.
                                            State Route 2 South
                                            P.O. Box 356
                                            Chester, WV 26034
                                            Attn: Edson R. Arneault
                                            Fax (304) 387-8304

         With a copy to:                    Ruben & Aronson, LLP
                                            4800 Montgomery Lane
                                            Suite 150
                                            Bethesda, MD  20814
                                            Attn.: Robert L. Ruben, Esquire
                                            Phone: (301) 951-9696
                                            Fax:   (301) 951-9636

         All Notices shall be effective for all purposes upon personal delivery thereof or, if sent by facsimile transmission, shall be effective on the date of transmission duly shown on the confirmation slip, or, if sent by mail or air freight or courier service, shall be effective on the date of delivery duly shown on the return receipt. Any party may at any time change the addresses for Notices to such party by providing a Notice in the manner set forth in this
Section 14.09.

         14.10 TIME OF ESSENCE. Time shall be of the essence of each and every term and obligation of this Agreement.

         14.11    ESTOPPEL CERTIFICATES. Each party shall, upon at least ten
(10) days written notice, execute and deliver to any other party, and to any other Person having or about to have a bona fide interest in the Managed Businesses as such other party may designate in writing, a statement certifying that this Agreement is unmodified and in full force and effect, or if not, stating the details of any modification and stating that as modified it is in full force and effect, the date to which payments have been paid and whether or not, to the knowledge of the certifying party, there is any existing default on the part of any other party.

         14.12 SOLICITATION OF EMPLOYEES OF THE MANAGED BUSINESSES. Neither Manager nor any of its Affiliates shall solicit the employment of any employee of the Managed Businesses after the termination of this Agreement.

         14.13 ACCESS TO OPERATING POLICIES AND PROCEDURES. Manager agrees to provide Owner and its representative at all reasonable times throughout the Term access to the operating policies and procedures of Manager applicable to the Managed Businesses for examination by Owner and its representatives; provided that all requests for such access shall be made to Manager and such access shall be subject to such restrictions as are necessary so as not to interfere with the normal operations of Manager.

                          [Remainder of the Page Blank]

         IN WITNESS WHEREOF the parties have duly executed this Agreement the day and year first above written.

                                            OWNER:

                                            SCIOTO DOWNS, INC.

                                              __________________________________
                                            By: Edward T. Ryan
                                            Its: President

                                            MANAGER:

                                            MTR GAMING GROUP, INC.

                                              __________________________________
                                            By: Edson R. Arneault
                                            Its: President

                                  SCHEDULE "A"

                                   DEFINITIONS

"Accounting Period" means, as the context may require, a month, calendar quarter, or calendar year (or portion thereof).

"Accounting Year" means, unless the context otherwise requires, a calendar year ending December 31st (or portion thereof).

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person.

"Applicable Law" means all laws, statutes, regulations, codes, by-laws, ordinances, treaties, orders, judgments, decrees, directives, rules, guidelines, orders, policies and other requirements of any Governmental Authority having jurisdiction, whether or not having the force of law.

"Available Cash" means all amounts of money available to Manager following satisfaction of amounts payable in accordance with the Operating Budget.

"Bank Accounts" has the meaning set out in Section 5.01.

"Budget" shall have the meaning set forth in Section 3.07

"Business day" means any day of the year on which banks are not required or authorized to close in Columbus, Ohio.

"Control" means direct or indirect (i) ownership of a majority of voting shares or other interests in a Person, or (ii) in the absence of such majority ownership, the effective control over the decision-making process of a Person.

"EBITDA" shall mean with reference to any Person, for any Accounting Period under review, the sum of (i) net income for that period determined in accordance with GAAP, less (ii) any one-time non-cash gains reflected in such net income, plus (iii) any losses on sales of assets and other extraordinary losses and one-time non-cash charges, plus (iv) interest expense (expensed and capitalized) for that period, plus (v) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (vi) depreciation, amortization and all other non-cash expenses for that period, plus (vii) preopening expenses for that period, in each case determined in accordance with GAAP and, in the case of items (iii), (iv), (v), (vi) and
(vii), only to the extent deducted in the determination of Net Income for that period.

"EBITDA Fee" shall have the meaning set forth in Section 7.01.

"Facility" has the meaning set forth in the Recitals.

"Food Service Business" shall have the meaning set forth in the Recitals.

"Gaming Business" shall have the meaning set forth in the Recitals.

"Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Authority" shall mean any governmental or quasi-governmental body or agency having jurisdiction over the Facility, the Owner, or the Manager, including, without limitation, the County of Franklin, the City of Columbus, the Ohio Racing Commission, and the State of Ohio.

"Interest" means (i) in respect of Owner, the right, title and interest of Owner in and to the Facility, and (ii) in respect of Manager, the right, title and interest of Manager in and to the business of Manager of operating and managing the Managed Businesses.

"Interest Rate" shall have the meaning set forth in Section 5.3.

"Managed Businesses" shall have the meaning set forth in the Recitals

"Manager Fees" shall collectively refer to the Gross Revenue Fee and EBITDA Fee. For purposes of this Agreement it is acknowledged and understood by the parties that revenue from the Racing and Simulcast Businesses shall be based upon pari-mutuel "take out" or gross commissions and not "handle" net of any pari-mutuel taxes and amounts payable to any Horseman's Association(s).

"Manager's Representatives" shall have the meaning set forth in Section 9.03.

"Notices" shall have the meaning set forth in Section 14.09.

"Operating Expenses" means all operating expenses determined in accordance with Generally Accepted Accounting Principles, including (without limitation) (i) real property Taxes, provided that any assessments or re-assessments are directly allocable to the Managed Businesses and are amortized over the longest amortization period permitted by Applicable Law, and personal property Taxes,
(ii) insurance premiums, (iii) employee remuneration, bonuses, profit sharing, retirement and severance costs, health insurance, labor union dues and funding and other similar benefits, (iv) the Net Win Fee, (v) the cost of any audit, (vi) maintenance and utilities. Operating Expenses do not include (i) interest, (ii) income or franchise Taxes, (iii) depreciation, (iv) amortization, (v) the EBITDA Fee, and
(vi) the salaries of senior executive supervisory personal who are employees of Manager, who are based outside of the Facility, and who devote only a portion of their duties to the Managed Businesses.

"Operating Plan" shall have the meaning set forth in Section 3.06.

"Owner's Representatives" shall have the meaning set forth in Section 9.03.

"Person" means any individual, partnership, corporation, Governmental Authority, trust, trustee, unincorporated organization and the heirs, executors, administrators or other legal representatives of any individual.

"Qualified Person" means a Person that, in respect of the operation of a harness horse racing track having the same or similar size, character and reputation of the Facility, (i) has adequate financial capacity to perform the obligations of Owner under this Agreement, (ii) is not of ill repute, and (iii) is not a Person whose prior activities, criminal record, if any, reputation, habits and associations would cause a prudent business Person not to associate with such Person in a commercial venture.

"Racing Business" shall have the meaning set forth in the Recitals.

"Simulcast Business" shall have the meaning set forth in the Recitals.

"Taxes" means all taxes imposed by any Governmental Authority, including (without limitation) income, profits, real property, personal property, goods and services, gross receipts or occupancy, sales, use, transfer, purchase, franchise, stamp, ad valorem, value added, capital stock or surplus, occupation, excise, payroll, unemployment, disability, employees' income withholding, social security or withholding taxes.

"U.S. Dollars" or "$" means the lawful currency of the United States.